EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-105484) and Form S-8 (Nos. 33-49871, 333-04927, 333-04941 and 333-110465) of Limited Brands, Inc. of our report dated February 27, 2003, relating to the financial statements, listed in the index appearing under Item 15(a)(1) on Form 10-K for the year ended January 31, 2004.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

April 12, 2004